Exhibit 99.1

Magnum Hunter Resources Elects
Rocky Duckworth to its Board of Directors

Houston, TX - (Marketwire) - October 7, 2013 - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today the election of Mr. Rocky Duckworth to the Company's Board of Directors, effective October 7, 2013.  Mr. Duckworth will serve as an independent director of the Company. With the election of Mr. Duckworth, Magnum Hunter’s Board of Directors increases to seven members, all of which are non-employee, independent directors, except for Mr. Gary C. Evans, the Company’s Chairman of the Board and Chief Executive Officer.

Mr. Duckworth brings more than 40 years of regulatory compliance, financial reporting (including internal controls over financial reporting), technical accounting and oil and gas accounting experience to the Magnum Hunter Board. Currently, Mr. Duckworth serves as a director of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP.  Mr. Duckworth is a former partner of KPMG LLP (and its predecessor firms), retiring after more than 38 years of service to KPMG, including more than 29 years as a partner. Mr. Duckworth became a KPMG partner in 1981, and the partner in-charge of the firm’s audit practice in Oklahoma City in 1984, and he was the managing partner of the firm’s Oklahoma City office from 1987 to 2000, when he relocated to the firm’s Houston office to serve as the energy industry leader of that office’s audit practice, serving global energy clients. Mr. Duckworth served as the lead audit engagement partner for large, multi-national clients operating in different segments of the energy industry, including upstream oil and gas exploration and production companies, energy marketing and trading companies, and merchant independent power producers and retail power providers. Mr. Duckworth is a member of the Texas State Board of Public Accountancy. He holds a Bachelor’s of Science degree with honors in accounting from Oklahoma State University and is a certified public accountant.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, "Our Board of Directors, through the Governance Committee of the Board, conducted a search for a new board member that would bring to our Board significant accounting and financial reporting expertise in the oil and gas area. We really did not expect to find an individual that easily “checked all the boxes” like Rocky.  We are excited to announce his appointment today.  He is a man of integrity and will be a tremendous sounding board for our new Chief Financial Officer and  a liaison to BDO USA, LLP, our new accounting firm that completed our 2012 audit, after having served so many years in a position of prominence in the energy sector with another large public accounting firm.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio, Kentucky and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

For more information, please view our website at www.magnumhunterresources.com.

Contact:
Chris Benton
AVP, Finance and Capital Markets
ir@magnumhunterresources.com
(832) 203-4539